Exhibit (d)(17)

Fee Waiver Agreement

To:	Simplify Exchange Traded Funds

222 Broadway 22nd Floor

New York, NY 10038

Dear Board Members:

You have engaged Simplify Asset Management Inc. (“we” or “us”) to act as the investment adviser to each series listed on Exhibit A (each a “Fund” and collectively, the “Funds”), of Simplify Exchange Traded Funds (the “Trust”) pursuant to management agreements between us and the Trust (each a “Management Agreement” and collectively, the “Management Agreements”).

Effective upon the date of execution of this Agreement through the date listed on Exhibit A (the “Limitation Period”), we agree to waive our management fees payable under the Management Agreements to the amount listed on Exhibit A (the “Fee Waiver”).

This Agreement shall become effective on the date written below and shall remain in effect through the Limitation Period, unless sooner terminated as provided below. The Limitation Period may be extended by us for successive twelve-month periods, provided that such extension is approved by a majority of the Trustees of the Trust.

Additionally, this Agreement may not be terminated by us but may be terminated by the Trust’s Board of Trustees, on 60 days’ written notice to us. This Agreement will automatically terminate if a Management Agreement with respect to a Fund is terminated.

This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Simplify Asset Management Inc.

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chief Executive Officer

ACCEPTANCE: Simplify Exchange Traded Funds

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Trustee and President
Date:	Effective as of October 31, 2023

Exhibit A

Dated: Effective as of October 31, 2023

Fund	Management Fee After Waiver	Limitation Period
Simplify Aggregate Bond (AGGH) ETF	0.25%	October 31, 2024
Simplify High Yield PLUS Credit Hedge (CDX) ETF	0.25%	October 31, 2024
Simplify Intermediate Term Treasury Futures Strategy (TYA) ETF	0.15%	October 31, 2024
Simplify Macro Strategy (FIG) ETF	0.50%	October 31, 2024
Simplify Short Term Treasury Futures Strategy (TUA) ETF	0.15%	October 31, 2024
Simplify MBS (MTBA) ETF	0.15%	October 31, 2024